Exhibit 4.21

THE UNIVERSITY OF TEXAS HEALTH SCIENCE CENTER AT HOUSTON AND

IMMATICS US, INC.

AMENDMENT NUMBER 10 - FACILITIES/EQUIPMENT USE AND SERVICES AGREEMENT

This Amendment Number 10 ("Amendment") to the Facilities/Equipment Use and Services Agreement ("Agreement") is entered into effective the 1st day of February 2025, by and between The University of Texas Health Science Center at Houston, ("UTHealth") and lmmatics US, Inc. ("lmmatics"). UTHealth and lmmatics shall be known collectively as "the Parties" and singularly as "a Party" or "the Party."

WHEREAS, the Parties previously entered into an Agreement effective September 1, 2015, as previously amended, whereby UTHealth makes available certain facilities, equipment, and personnel in support of projects; and

WHEREAS, the Parties now desire to amend the Agreement. NOW, THEREFORE, the Parties agree as follows:

1.
Section 1.1.a. shall be deleted in its entirety and replaced with the following:

a.
Production Suites. An exclusive license to use certain production suites located in the Facility, described as Rooms BBS 6310, BBS 6312, BBS 6314 (the "Premises"). The use of Room BBS 6310 shall be for the period February 1, 2017 through June 30, 2026, BBS 6312 shall be for the period September 1, 2015 through June 30, 2026 and the use of Room BBS 6314 shall be for the period February 1, 2016 through June 30, 2026.

2.
Section 5.1 shall be deleted in its entirety and replaced with the following:

"This Agreement shall commence as of September 1, 2015, and shall continue until June 30, 2026 ("Term"), unless the term is otherwise limited as set forth in Section 1.1a or Section 5.2."

3.
Section 9 shall be deleted in its entirety and replaced with the following: For the period May 1, 2024 through June 30, 2026:

a comprehensive monthly fee of $20,184.80 per production suite (i.e., BBS 6310, BBS 6312, and BBS 6314) inclusive of a 15% administrative fee and calculated in accordance with the budget set forth in Exhibit E2 for the applicable term set forth in section 1.1a

Process specific reagents and other supplies are not included in the cost set forth above and shall be procured by UTHealth and invoiced to lmmatics as a separate line item charge. Additionally, individuai extra-ordinary services as set forth in Exhibit E shall be invoiced to lmmatics as a separate line item charge. The invoices for reagents, other supplies, and extra-ordinary services shall also include a 15% administrative fee, with the exception of environmental monitoring services provided by Eagle Analytical Services which will not include the administrative fee.

All payments shall be made within thirty (30) days after receipt of the invoice and mailed to the address below or sent by electronic funds transfer

The University of Texas Health Science Center at

Houston 6431 Fannin Street, MSB 5.248

Houston, TX 77030

Attn: Diane Harnden

4.
For the period May 1, 2024 through June 30, 2026

Exhibit E2 shall be deleted in its entirety and replaced with the following:

Comprehensive Monthly Cost per Suite (E2)

Dedicated facility use rate, admin costs, cleaning (4

times/month*), UTHealth equipment preventive

maintenance/calibration/certification, equipment

depreciation, suite certification/accreditation, lab gases

(excluded CRF-dedicated LN2), environmental monitoring

(once per month**), Q-pulse maintenance, Rees system

maintenance, HemaTrax/lSBT 128 labeling system

maintenance, UTHealth Cellular Therapy Core personnel

effort durin normal business hours

Sub Total	$17,552.00
F&A 15%	$2,632.80
Grand Total	$20,184.80

*additional extra-ordinary cleaning will be invoiced separately

**additional extra-ordinary EM will be invoiced separately

Except as provided for herein, all other terms and conditions of the Agreement effective September 1, 2015, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the first date written above.

SIGNED:

IMMATICS US, INC. THE UNIVERSITY OF TEXAS HEALTH SCIENCE CENTER AT HOUSTON

By: /s/ By: /s/ _

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Date: January 09, 2025 Date: January 03, 2025

[**] 1/3/2025